UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2016

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel		2069203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                        +972.4.959.0123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Resignation of Wayne B. Weisman from Audit Committee; Appointment of Jay Kalish to Board of Directors and Audit Committee

ReWalk Robotics Ltd. (the “Company”) announced that Mr. Wayne B. Weisman resigned from the Company’s audit committee effective January 12, 2016. Mr. Weisman will remain a member of the Company’s board of directors (the “Board”). As set forth in the Company’s Current Report on Form 6-K furnished to the Securities and Exchange Commission (the “SEC”) on February 27, 2015, Mr. Weisman is an independent director under the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”); however, due to his affiliation with the Company’s greater than 10% shareholder, SCP Vitalife Partners, he is not considered independent pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In order to satisfy Nasdaq’s corporate governance rules that the Company’s audit committee be comprised of three independent directors, on January 12, 2016, the Board appointed Mr. Jay Kalish as a member of the Board and the Company’s audit committee, effective immediately. As a Class II director, Mr. Kalish will serve in accordance with the Company’s articles of association until the annual meeting of shareholders to be held in 2016 and thereafter until his successor is duly elected and qualified or until his earlier death, resignation or removal. The Board has determined that Mr. Kalish satisfies the independence requirements under the rules of the SEC and Nasdaq’s corporate governance rules. In connection with Mr. Kalish’s audit committee appointment, the Board has determined that Mr. Kalish is independent and financially literate for purposes of Rule 10A-3(b)(1) under the Exchange Act and Nasdaq’s corporate governance rules. Following Mr. Kalish’s appointment, the Company has a fully independent audit committee under Rule 10A-3(b)(1) of the Exchange Act and Nasdaq’s corporate governance rules, and continues to have a majority independent board of directors as required by Nasdaq’s corporate governance rules. The Company and Mr. Kalish view his appointment to the Company’s Board and audit committee as an interim appointment while the Company continues its search for a director who will serve as a permanent appointee to the audit committee.

Mr. Kalish, 58, serves as general counsel and partner at OurCrowd Management Limited, an Israeli hybrid venture capital/crowdfunding platform for accredited investors only, a position he has held since October 2012. He has over 25 years of experience in various legal, investor relations and management positions. He has served as general counsel to Israeli companies previously traded on Nasdaq, including Teledata Communications Ltd. and e-SIM Ltd., as well as to start-ups. Mr. Kalish served as senior investor relations executive to Allot Communications Ltd. (NASDAQ, TASE: ALLT) between 2006 and 2012 and to ECI Telecom Ltd. between 2003 and 2005. He served as the chief executive officer of the technology incubator Patir Research and Development Ltd. between 2000 and 2003. Mr. Kalish holds a B.A. in economics from Yeshiva University and a J.D. from the Benjamin N. Cardozo School of Law of Yeshiva University, and is admitted to practice law in New York and Israel.

There are no arrangements or understandings between Mr. Kalish and any other person pursuant to which he was appointed. Mr. Kalish does not have any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Kalish has an interest requiring disclosure under Item 404(a) of Regulation S-K. As compensation for his services on the Board, Mr. Kalish will be entitled to standard compensation available to non-employee directors of the Company pursuant to the amended and restated compensation policy adopted by the Company’s shareholders at the annual meeting of shareholders held on December 3, 2015. Additionally, in connection with his appointment, Mr. Kalish will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.11 to the Company’s Registration Statement on Form F-1/A (File No. 333-197344) filed with the SEC on August 20, 2014, and will receive coverage under the Company’s director and officers liability insurance policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

By:	/s/ Kevin Hershberger
Name: Title:	Kevin Hershberger Chief Financial Officer

Dated: January 13, 2016

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